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                                                                   EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT


The Board of Directors
O'Charley's Inc.:

We consent to incorporation by reference in the registration statements (No. 33-69934, No. 33-39869, No. 33-39872, No. 33-51258, No. 33-51316, and No.
33-51338 on Form S-8) of O'Charley's Inc. of our report dated February 6, 1997, relating to the balance sheets of O'Charley's Inc. as of December 29, 1996 and December 31, 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 29, 1996, which report appears in the December 29, 1996 annual report on Form 10-K/A No. 1 dated August 13, 1997 of O'Charley's Inc.



                                             KPMG PEAT MARWICK LLP


Nashville, Tennessee
August 13, 1997